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                                                                   EXHIBIT 10.25


Note: This document was originally written and executed in the German language and has been translated for purposes of disclosure only.


Employment Contract

between

Mr. Colas Overkott
6, Villa Sanssouci
F - 92140 Clamart
France

- hereinafter called "Employee" -


and


SCM Microsystems GmbH
Oskar-Messter-Str. 13
D - 85737 Ismaning
Germany

- hereinafter called "SCM" -





1.      ENGAGEMENT, DUTIES, PLACE OF EMPLOYMENT

Engagement is effective from November 1, 2002. Title will be Executive Vice President for the Digital TV business unit.

Place of employment will be Ismaning. The Employee`s tasks involve extensive travelling within and outside Europe. SCM reserves the right to assign other or additional duties within the scope of the Company and within the scope of the Employee`s knowledge and abilities and/or relocate him to a different place of work as far as this is just and reasonable.


2.      DURATION, PROBATION

The first 6 (six) months will be regarded as probation. During this time frame both parties have the right to terminate this contract by giving 30 (thirty) days written notice to the end of the following month.
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After the probation period each party has the right to terminate the contract to the end of the following quarter with a period of 6 (six) weeks. The notice of termination has to be performed in written form. The right of an extraordinary notice of termination will remain unaffected.

Furthermore, especially in case of a notice of termination, SCM reserves the right to release the Employee from his tasks without changing his monthly payments. In this case the release period will be credited against the Employee`s vacation entitlement (including possible remaining vacation days of previous years).

In case of a notice of termination on the part of SCM that is not based on the Employee`s working performance, he will be granted compensation amounting to one gross monthly salary per full working year.

The working relationship will also expire by the time the Employee will have completed the 65th year of life without the necessity of an effective written notice of termination.


3.      SALARY

The monthly gross basic salary amount will be

16.666,66 EURO (in words: sixteen thousand six hundred and sixty six comma sixty six EURO)

and will be paid off 12 times per year. It is payable respectively by the end of each month.

This complies with a basic annual salary of

200.000,00 EURO (in words: two hundred thousand EURO)

In addition, the employee will receive an incentive bonus under the SCM MBO Bonus program in the gross amount of 40.000,00 EURO per year based on an achievement of objectives of 100%; the bonus is dependent on the Company`s success and the Employee`s personal achievements (MBO). The bonus will be paid quarterly and is conform to the current SCM bonus policy. For the first 6 months the total bonus is guaranteed at 50%.

According to Section 5 of this contract, possible extra and/or overtime work shall be satisfied with the monthly salary. The salary will be reviewed once a year.

Upon approval of the SCM Board of Directors, the Employee will be granted options for 70.000 shares of Company stock according to the respective and current Employee Stock Option Plan.

The Employee is eligible to participate in SCM's Employee Stock Purchase Plan
(ESPP).
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In addition, under to the SCM company car policy the employee will receive a company car (BMW 5 category), also for private use. According to legal requirements the Employee is responsible for all tax payments related to his private use of the company car. Charges for maintenance will be taken over by SCM. The employee is offered the opportunity to receive a respective car allowance instead of the company car.

SCM will take over the costs for tax consultancy that arise from the distance of the Employee`s main residence abroad to his place of employment in Germany up to a gross amount of 2.500 EURO per year against documentation. The Employee will take over any tax liabilities arising from this cash benefit.

In the case that the Employee decides to relocate his household to Ismaning, the Company will support him according to the common SCM practice with a minimum amount of 4.000 EURO on presentation of the respective invoices. In this case the obtaining of three offers from moving companies on the part of the Employee is required.


4.      ABSENCE / SICK LEAVE

Should the Employee be prevented from work due to sickness without his own fault he will continuously receive salary payment according to the effective legal requirements.

If the Employee is insured by a third party, SCM will continue to pay the full salary in case of sick leave and the Employee will make assignments to all claims for damages to SCM in this case. He is then obliged to provide SCM with all necessary information regarding the claim for damages.


5.      WORKING HOURS

The regular working hours correspond to the requirements of the job description and are at least 40 hours per week. Beginning and end of the daily working hours also depend on the requirements of the position and on the Company`s workflow. The Employee is obliged to work overtime as long as this is just and reasonable.

6.      VACATION

The employee is entitled to 28 vacation days per calendar; this claim will be increased by 1 day up to a maximum of 31 days per full calendar year after 3 years of staff membership with the company. Should the working relationship with SCM start during a running calendar year there will be a proportionate claim for the respective vacation days, i.e. 1/12 per month. Every vacation day taken has to be approved by SCM management. In any case all effective legal requirements will prevail.
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7.      HINDRANCE FROM WORK

The employee is obliged to immediately inform SCM about any kind of hindrance from work and let Company management know the estimated duration of absence. On demand of management the Employee must advise the reason for absence.

In case of sick leave the Employee is obliged to provide a medical certificate stating the disability to work after three days of illness and has to inform the Company about the estimated duration of absence. Should the absence last longer than stated in the attestation the employee is required to provide another medical certificate within the next three working days.

Furthermore, the Employee is obliged to bring an attestation stating the necessity of any regimens or other kinds of medical therapies including the estimated duration of absence from the Company as well as to inform the Company about the first day of absence. In case the regimen lasts longer than stated in the attestation the Employee is obliged to bring a further medical certificate.


8.      ADDITIONAL BENEFITS

According to SCM's travel expense regulations the Employee will be reimbursed for all travel expenses and charges initiated by the Company.


9.      NON-DISCLOSURE

During his employment with SCM the Employee is obliged to keep any kind of information secret, especially confidential information regarding Company or business secrets, regardless of whether this information affects the Company itself or has been committed to SCM or the Employee by a third party, and regardless of whether this information is related to the Employee's individual functions within the Company. All Company or business secrets are defined as Company facts that must be kept secret as per request of SCM management.

This especially concerns developments related to existing or future products or services that are being offered / sold or used by SCM as well as data or information about the general business model referring to turnover, expenses, profit/loss calculations, pricing, organization, customer or supplier lists etc. It also concerns developments, procedures, business models etc. which are basically known as such but whose utilization by SCM is not officially acquainted in public.

The protrusive Non-Disclosure Agreement also refers to business matters of other companies that are economically or organizationally related to SCM and will persist throughout the working relationship.

All letters concerning SCM and/or interested parties have to be immediately returned to SCM on demand or after termination of the working relationship regardless of the addressee as well as other available business items, drawings, memos, records, data medias, books, samples, devices, tools, materials, or any other properties of the Company.
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10.      DATA PROTECTION

According to Section 5 BDSG (Bundesdatenschutzgesetz = federal data protection law) the Employee herewith agrees that he will neither handle any protected person-related data without authorization other than in the legitimate way, nor publish them, nor customize them, nor use them in any other wrongful way, even after his possible resignation or withdrawal from the Company.

If the employment relationship were to terminate, the Employee agrees to return all documents, materials, copies, notes etc. to SCM as far as those are related to any business matters or customers of SCM or are a sole property of the Company.


11. PATENTS / INVENTIONS

For inventions and technical amendments the regulations of the Act of Employee Inventions (ArbNErfG) as of 25.07.1957 and the hereto defined guidelines will prevail. The employee is obliged to immediately announce all inventions and/or technical amendments made during his working relationship with the Company in written form.

4 (four) months after the notification SCM will have the right to make use of the invention or the technical amendment by written declaration in accordance with the Employee; with the declaration the invention or the technical amendment will be transferred to SCM including all inner-country and overseas rights. In this case the Employee has the right to claim an adequate compensation. Should SCM fail to task the invention within the above-mentioned terms the Employee has the right to freely dispose of it himself.

The Employee confirms explicitly that at the time of execution of this agreement there are no liabilities against any former employer or third parties in terms of transfers of inventions or technical amendments.


12. COPYRIGHT

As far as the case of copyright arises in connection with the Employee's function within the Company the Employee herewith confirms that SCM will be entitled to claim a comprehensive, exclusive, business related exploitation right for the duration of the copyright within the scope of the copyright regulations. This also applies after the Employee's possible interim withdrawal from the Company. Furthermore SCM will have the right to issue sublicenses of the exploitation right.

In case the regulations for work results are not assignable, SCM reserves the right to obtain exclusive and spatiotemporally unlimited utilization rights for all acquainted utilization kinds. This particularly includes the right to make modifications, alterations or other kinds of adaptions as well as to duplicate, publish, distribute or perform those work results either in original or in modified, altered form. Furthermore SCM will be authorized
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to keep them at call, wirelessly transmit them through transmission lines or other ways and use them for the operation of data processing facilities.

The Employee will attach a personal list with all inventions, software, specifications, concepts etc. for which any rights (corresponding to either this Section 12 or the previous mentioned paragraph Section 11) have been acquired before the employment relationship with SCM. As far as the Employee brings those rights into SCM`s business, the Company will be authorized for gratuitous, unlimited utilization rights unless both parties have agreed upon any other solution in written form. Both parties agree that SCM will regard any other inventions, software, specifications, concepts, etc. that have not been listed on the attachment as its own work results for which SCM will keep the exclusive utilization rights.


13. ADDITIONAL OCCUPATIONS

During the working relationship with the Company the Employee is expected to give his full attention and skills solely to SCM and cannot take over additional gratuitous or non-gratuitous occupations without a written permission of Company management. SCM will only decline the approval in case of justifiable business issues.


14. CONTRACT VALIDITY AND OTHER REGULATIONS

In one of the regulations of this contract are or become ineffective, the validity of the other remaining stipulations will not be affected. The application document is part of this employment contract. Any oral agreements to this contract do not exist. For legal effect of the contract all modifications or additions must be in written form.

This contract is subject to the Federal German Law.

Stipulated venue is Munich, Germany.

This contract replaces all previous commitments made by SCM concerning the working relationship with the Employee, especially promises made by Robert Schneider in his e-mail to the employee dated August 21, 2002, as well as all other previous agreements related to the working relationship.


Ismaning, August 28, 2002




/s/ SCM MICROSYSTEMS GMBH                            /s/  COLAS OVERKOTT
-------------------------                            -------------------
SCM Microsystems GmbH                                Colas Overkott